[AT&T Logo Omitted]


News Release
--------------------------------------------------------------------------------
FOR RELEASE WEDNESDAY, JANUARY 30, 2002

        AT&T Earns 5 Cents Per Diluted Share from Continuing Operations in the Fourth Quarter, Excluding Other Expense/Income and Business
                   Restructuring and Asset Impairment Charges

               Reported Revenue Is $12.59 Billion for the Quarter
                      and $52.55 Billion for the Full Year

               Reported Fourth-Quarter Loss Per Share of 39 Cents

        For the Full Year, Reported EPS of $2.50, Including a $3.70 Gain
                   on Disposition of Discontinued Operations

NEW YORK -- AT&T (NYSE: T) today announced fourth-quarter and full-year 2001 results.

FOURTH QUARTER:

For the fourth quarter, AT&T earned $0.05 per diluted share from continuing operations, excluding other expense/income and business restructuring and asset impairment charges, in line with the company's guidance of $0.03 to $0.06. This compares with $0.24 per diluted share from the year-ago quarter.

On a reported basis, AT&T incurred a loss of $0.39 per diluted share from continuing operations, or $1.39 billion, compared to a loss of $0.52 per diluted share for the year-ago quarter. As previously announced, AT&T's fourth-quarter 2001 results include a pre-tax restructuring charge of approximately $1.0 billion, primarily associated with employee-related separations in AT&T Business, AT&T Consumer and AT&T Corporate staff functions. AT&T's fourth-quarter other expense of $1.3 billion included charges primarily due to mark-to-market adjustments associated with certain investments and contractual obligations.

AT&T's  fourth-quarter  EBITDA  from  continuing  operations,   excluding  other
expense/income and business restructuring and asset impairment charges, totaled $3.5 billion.

For the fourth quarter, pro forma revenue, adjusted for the deconsolidation of Excite@Home and significant closed cable acquisitions and dispositions, declined
6.1 percent. Reported revenue decreased 9.5 percent over the year-ago quarter, primarily driven by continuing declines in long distance voice services, offset by growth in cable telephony and high-speed data, data/IP and local services.

"Our results reflect a business managing through a difficult economic and industry-wide climate," said AT&T Chairman and CEO C. Michael Armstrong. "In the face of these pressures, we remain focused on controlling costs and growing revenue in our growth businesses. AT&T Business has passed a crossover point, now producing more revenue from growth services than from long distance voice. AT&T Consumer produced strong margins, which exceeded the original full-year 2001 targets, and established itself as one of the country's largest stand-alone e-billing operations. Also, with the assets we acquired from NorthPoint, AT&T Consumer began the controlled introduction of communications services delivered over digital subscriber lines. And we reduced net debt by nearly $22 billion in 2001.

"In 2002, we plan to complete the restructuring of AT&T announced in October 2000. We took another big step in that direction in December when we signed a definitive agreement to spin off AT&T Broadband and combine it with Comcast, creating one of the world's leading communications, media and entertainment companies. And we plan to issue an AT&T Consumer tracking stock later this year."

FULL-YEAR RESULTS:

For the full year, AT&T earned $0.23 per diluted share from continuing operations, excluding other expense/income and business restructuring and asset impairment charges, compared to $1.51 per diluted share in 2000. On a reported basis, AT&T's continuing operations lost $1.33 per diluted share. On a reported basis, AT&T earned $2.50 per diluted share, or $9.11 billion, in 2001, which includes a $13.5 billion after-tax gain, or $3.70 per diluted share, on the split-off of AT&T Wireless in 2001. AT&T's other expense/income in 2001 of $8.5 billion included charges primarily due to mark-to-market adjustments associated with certain investments and contractual obligations. Full-year revenue of
$52.55 billion declined 5.6 percent on a pro forma basis and declined 5.4 percent on a reported basis. AT&T's full-year continuing operations EBITDA, excluding other expense/income and business restructuring and asset impairment charges, was $15.7 billion.

The company said it continues to make progress in reducing debt. Debt, net of cash and excluding monetizations, was $34.3 billion at the end of the quarter, down $4.2 billion from the end of the third quarter. During the quarter, the company closed transactions that generated cash available to reduce net debt with the monetization and sale of Cablevision NY Group Class A common stock, the monetization of its remaining interest in AT&T Wireless, the sale and monetization of Rainbow Media Group Class A tracking stock and the sale of cable systems to Adelphia Communications.

AT&T BUSINESS UNIT HIGHLIGHTS:

AT&T Business reported fourth-quarter EBIT margin, excluding other expense/income and a $509 million business restructuring and asset impairment charge, of 13.9 percent compared to 21.7 percent in the year-ago quarter. For the year, its EBIT margin, on the same basis, was 15.5 percent or a 6.2 percentage point decline versus the prior year margin of 21.7 percent. AT&T Business' EBIT, excluding other expense/income and business restructuring and asset impairment charges, was approximately $955 million for the fourth quarter compared to $1.6 billion from the year-ago quarter.

The unit's fourth-quarter revenue was $6.88 billion, a decline of 4.5 percent compared with the year-ago quarter. Full-year revenue was $28.02 billion, a decline of 3.0 percent on both a reported and a pro forma basis.

The unit's fourth-quarter revenue reflects a continuing decline in long distance voice services, partly offset by growth in data/IP and local voice services.

Long distance voice revenue declined at a mid-teens rate in the fourth quarter, consistent with the prior quarter. Customers in the travel, financial services, technology and retail sectors continue to experience softer business conditions. The unit's toll-free revenue was also impacted by technology substitution, as companies continue to drive customer transactions towards e-commerce and e-care applications.

For the fourth quarter, AT&T's data/IP business revenue grew at a mid single-digit percentage rate year-over-year. For the full year, data/IP grew at a low double-digit percentage rate. The company continues to see deceleration in data/IP revenue growth, resulting from pricing pressures and continued economic weakness, which affects customers' spending decisions.

Packet services revenue, including Frame Relay, ATM and IP, grew at a high-teens percentage rate in the fourth quarter. IP services, which includes IP connectivity, virtual private networks and hosting services, continued to demonstrate strength by growing approximately 25 percent in the fourth quarter.

Local voice revenue grew more than 20 percent for the quarter. The company said it was the unit's strongest quarter of the year in terms of access line growth, with the addition of nearly 220,000 lines, compared to approximately 166,000 in the third quarter. The unit ended the year with more than 2.9 million local access lines.

AT&T Consumer's fourth-quarter EBIT margin, excluding other expense/income and a $31 million business restructuring charge, was 26.7 percent. The unit's EBIT on the same basis declined 42.5 percent over the year-ago quarter to $924 million. The comparable full-year margin was 31.4 percent, exceeding original guidance and representing $4.7 billion of EBIT generation. The quarter and full-year declines in 2001 EBIT and EBIT margin reflect the impact of lower revenue and a slight increase in marketing targeted at high-value customers, partially offset by the unit's efforts to manage costs. The company said AT&T Consumer continues to produce industry-leading margins.

AT&T Consumer reported revenue of $3.47 billion for the fourth quarter, a decline of 18.3 percent over the year-ago quarter. Full-year revenue was $15.08 billion, a decline of 18.0 percent on a pro forma basis and 20.2 percent on a reported basis. The revenue decrease was primarily driven by volume reductions due to wireless and Internet substitution, which ended the year at a double-digit rate, and the impacts of ongoing competition. In addition, AT&T Consumer continued to see a migration of customers to lower-priced optional calling plans and a shift to products such as prepaid cards.

AT&T Broadband's fourth-quarter EBITDA margin, excluding other expense/income and business restructuring charges, of 22.9 percent, increased 6.8 percentage points on a pro forma basis over the year-ago quarter. The fourth-quarter margin was depressed by 2.2 percentage points, or $56 million, due to additional expenses and customer credits related to the migration of more than 900,000 customers from the Excite@Home network to the new AT&T Broadband high-speed network. The increase in margin quarter-over-quarter is due primarily to revenue growth, cost control efforts and staff reductions. For the full year, the unit's EBITDA margin, excluding other expense/income and business restructuring charges, grew 2.5 percentage points to 22.4 percent on a pro forma basis. On a reported basis, EBITDA margin, excluding other expense/income, was 22.9 percent in the fourth quarter of 2001 versus 17.5 percent in the year-ago quarter, and
20.8 percent versus 19.9 percent on a full-year basis.

Fourth quarter revenue was $2.38 billion, up 10.2 percent versus the prior year quarter on a pro forma basis. Full-year revenue increased 12.5 percent on a pro forma basis to $9.80 billion, due primarily to increased revenue from cable telephony, high-speed data and digital video. The unit's overall revenue growth was negatively impacted by a decline in advertising sales due to a softening economy, and the issuance of credits to high-speed data customers who were inconvenienced by the shutdown of the Excite@Home network and the subsequent migration to the new AT&T Broadband high-speed network. On a reported basis, revenue declined 6.2 percent compared with the year-ago quarter, reflecting the impact of cable system sales during the year. Reported revenue for the year increased 19.1 percent, reflecting the MediaOne acquisition.

AT&T Broadband added about 568,000 new revenue-generating units (RGUs) during the fourth quarter, which includes cable telephony, high-speed data and digital video customers. These additions represent a 27.9 percent increase from the 444,000 RGUs added in the third quarter. For the full year, AT&T Broadband added approximately 2.2 million RGUs, for a total of approximately 6 million at year-end.

At the end of the year, AT&T Broadband had more than 1.0 million broadband telephony customers, more than 1.5 million high-speed data customers and about
3.5 million digital video customers.

Corporate and Other includes corporate staff functions and eliminations of internal sales. EBIT, excluding other expense/income and business restructuring and asset impairment charges, increased $41 million to a negative $62 million in the fourth quarter. The increase was primarily due to the impact of Excite@Home, which was consolidated in the fourth quarter of 2000, but not in the fourth quarter of 2001. This increase was largely offset by a lower pension credit and higher postretirement expenses, primarily driven by lower trust assets resulting from lower investment returns, higher compensation expenses and costs associated with AT&T's restructuring announced in October 2000. The business restructuring and asset impairment charges in the fourth quarter of 2001 were $496 million, and $6.2 billion in the prior year quarter, which, net of Excite@Home's minority interest, amounted to $2.7 billion.

Reported revenue of negative $132 million consisted primarily of the elimination of inter-segment sales. Corporate and other revenue increased $63 million in the fourth quarter of 2001 versus the prior year quarter, adjusted for the deconsolidation of Excite@Home. The increase was primarily driven by lower internal revenue eliminations of $89 million as a result of the split-off of AT&T Wireless on July 9, 2001, partially offset by increased internal sales from AT&T Business to AT&T Broadband.

FIRST-QUARTER and FULL-YEAR 2002 OUTLOOK:

All guidance for 2002 and comparable prior periods reflects the full impact of any restructuring charges. In addition, 2002 guidance reflects the benefit from the implementation of Statement of Financial Accounting Standards (SFAS) No.142, "Goodwill and Intangible Assets."

AT&T Business:

For the full year 2002, AT&T Business expects its revenue rate of decline to increase modestly by around three percentage points more than the 2001 rate, depending on the overall state of the economy.

AT&T Business expects that underlying market pressures experienced in the fourth quarter of 2001 will accelerate in the first quarter of 2002. As a result, AT&T Business expects to see a modest increase of around three percentage points from the fourth-quarter 2001 revenue rate of decline.

As a result of the revenue decline, AT&T Business expects a modest decline in EBIT margin, excluding other expense/income, in the first quarter compared to the full-year 2001 EBIT margin of 13.7 percent. For the full year 2002, the unit expects EBIT margin, excluding other expense/income, to decline slightly compared to full-year 2001.

In 2002, AT&T Communications Services, which primarily includes AT&T Business and AT&T Consumer, expects total capital expenditures to be in the range of $4.2 to $4.5 billion.

AT&T  Consumer:

AT&T Consumer anticipates a more positive full-year revenue outlook than previously estimated, with a decline in the mid-20 percent range. AT&T Consumer expects first-quarter 2002 revenue to reflect the increased impact of wireless and Internet substitution, the ongoing impact of Bell company entries into long distance, and migration of current customers to lower-priced calling plans and products. These factors should result in a modest increase in the first-quarter revenue decline rate, compared to fourth quarter 2001.

AT&T Consumer continues to expect these same factors to impact its full-year EBIT margin, excluding other expense/income, resulting in a low double-digit percentage point decline compared to its 2001 EBIT margin of 31.2 percent.

AT&T  Broadband:

AT&T Broadband's guidance is based on 2001 restated pro forma results, which take into account 2001 cable acquisitions and dispositions as if they occurred on January 1, 2001.

In 2002, AT&T Broadband expects to continue offering new services to subscribers, increase revenue, and aggressively manage profitability. For the full year, the unit anticipates revenue growth to improve from the restated pro forma 2001 level of $9.16 billion, with percentage growth in the low to mid teens. The unit also anticipates its full-year pro forma EBITDA, excluding other expense/income and costs related to the proposed AT&T Comcast merger, to grow around 40 percent from the restated 2001 pro forma EBITDA of $1.8 billion.
During the first quarter, the unit expects its pro forma EBITDA margin, excluding other expense/income, to decline modestly from the fourth-quarter restated pro forma level of 22.7 percent, primarily due to the impact of a $50 - $100 million business restructuring charge anticipated in the first quarter, higher programming costs and investments in customer care.

The unit also expects full-year RGU net additions to be similar to 2001. As previously indicated, AT&T Broadband's capital expenditures for 2002 are expected to be in the range of $4.2 to $4.4 billion.

AT&T Group:

On an overall company basis, AT&T said it anticipates a slight acceleration in the rate of revenue decline for the first quarter, as compared to the fourth quarter of 2001, based on current industry and economic trends that are negatively impacting key market sectors the company serves.

In 2002, the company will adopt SFAS No. 142, which eliminates the amortization of goodwill and other indefinite-lived purchased intangibles such as franchise costs. For 2001, the amortization of goodwill and franchise costs had an approximate impact of $0.42 per share, the majority of which was attributed to AT&T Broadband. In addition, the amortization of goodwill related to equity investments had an approximate impact of $0.03 per share.

Including the amortization benefit of SFAS No. 142, the company said its expects total company first-quarter EPS from continuing operations, excluding other expense/income, to be in the range of $0.02 to $0.05 cents. For the first quarter of 2002, AT&T expects an effective tax rate on earnings, excluding other expense/income, in the low 50 percent range. The company also expects EBITDA, excluding other expense/income, to be around $3.0 billion.

DEFINITIONS:

AT&T Group does not include the results of Liberty Media Group, which was tracked as a separate class of stock through August 10, 2001, the split-off date.

EBIT refers to earnings before interest, taxes, the cumulative effect of accounting changes, dividend requirements on preferred stock, the premium on the Wireless exchange offer and discontinued operations.

EBIT,   excluding   other   expense/income,   refers  to  EBIT  excluding  other
expense/income and pretax equity earnings (losses).

EBITDA refers to EBIT, excluding depreciation and amortization, and minority interest other than Excite@Home's minority interest.

EBITDA, excluding other expense/income, refers to EBITDA, excluding other expense/income and pretax equity earnings (losses).

EPS, excluding other expense/income, refers to earnings per share, excluding other expense/income, equity earnings (losses) and the Wireless exchange premium.

Pro forma revenue

Fourth-quarter pro forma revenue adjusts 2000 revenue for closed cable acquisitions and dispositions completed in 2001 and the deconsolidation of Excite@Home as if these events occurred on the same day in the prior year, as applicable. In addition, year 2000 revenue is adjusted to reflect closed cable acquisitions and dispositions completed in 2000 as if they occurred on January 1, 2000.

Full-year pro forma revenue adjusts 2000 revenue for the elimination of Primary Inter-Exchange Carrier Charges (PICC) and closed cable acquisitions and dispositions completed in 2001 as if these events occurred on the same day in the prior year, as applicable. Pro forma revenue reflects Excite@Home as if it was consolidated from January 1, 2000 through September 30, 2000 and deconsolidated from October 1, 2000 through December 31, 2000. In addition, pro forma revenue is adjusted to reflect MediaOne and other closed cable acquisitions and dispositions completed in 2000 as if they occurred on January 1, 2000.

4th Quarter at a Glance                    4Q01 vs. 4Q00              4th Quarter Highlights
                                                                      EPS from continuing operations, excluding other
AT&T revenue                              $12.6B    (6.1%)*           expense/income and business restructuring and
                                                                      asset impairment charges                            $0.05

AT&T Broadband revenue                     $2.4B    10.2%*            Reported EPS from continuing operations            ($0.39)

                                                                      Cash EPS from continuing operations, excluding
AT&T Business revenue                      $6.9B    (4.5%)            other expense/income and business restructuring     $0.16
                                                                      and asset impairment charges
AT&T Consumer revenue                      $3.5B   (18.3%)

EBITDA, excluding other expense/income
and business restructuring and  asset      $3.5B   (29.6%)
impairment charges

Reported EBITDA                            $1.0B   (55.7%)

EBIT, excluding other expense/income and
business restructuring and asset           $1.2B   (52.8%)
impairment charges

Reported EBIT                             ($1.4B) (410.7%)

Capital expenditures                       $2.4B   (29.9%)

Full Year at a Glance                             2001 vs. 2000       Full-Year Highlights
                                                                      EPS from continuing operations, excluding other
AT&T revenue                                                          expense/income and business restructuring and
                                          $52.6B    (5.6%)*           asset impairment charges                           $0.23

AT&T Broadband revenue                     $9.8B    12.5%*            Reported EPS from continuing operations           ($1.33)

AT&T Business revenue                     $28.0B    (3.0%)*           Reported EPS, including $3.70 from gain on         $2.50
                                                                      disposition of discontinued operations

                                                                      Cash EPS from continuing operations, excluding
                                                                      other expense/income, business restructuring and
AT&T Consumer revenue                     $15.1B   (18.0%)*           asset impairment charges and the premium on the    $0.70
                                                                      Wireless exchange offer

                                                                      Total assets                                     $165.3B

EBITDA, excluding other expense/income
and business restructuring and asset      $15.7B   (21.0%)            Debt, net of cash and monetizations               $34.3B
impairment charges

Reported EBITDA                            $4.7B   (72.3%)

EBIT, excluding other expense/income and
business restructuring and asset           $6.3B   (45.4%)
impairment charges

Reported EBIT                             ($4.8B) (157.6%)

Capital expenditures                       $8.4B   (19.8%)

*Fourth-quarter  pro  forma  revenue  adjusts  2000  revenue  for  closed  cable acquisitions  and  dispositions  completed  in 2001 and the deconsolidation of Excite@Home as if these events  occurred on the same day in the prior year,  as applicable.  In addition, year 2000 revenue is adjusted to reflect closed cable acquisitions and dispositions completed in 2000 as if they occurred on January
1, 2000.  Full-year pro forma revenue adjusts 2000 revenue for the elimination of Primary  Inter-Exchange Carrier Charges (PICC) and
closed  cable acquisitions and dispositions  completed in 2001  as if these  events  occurred on the same day in the  prior year, as applicable.  Pro forma revenue reflects  Excite@Home as if  it was consolidated from January 1, 2000 through  September 30, 2000 and
deconsolidated from October 1, 2000 through December 31, 2000. In addition,  proforma  revenue  is  adjusted  to  reflect   MediaOne
and  other  closed  cable acquisitions and  dispositions  completed in 2000 as if they occurred on January 1, 2000.

                                                             AT&T Group
                                            Combined Statements of Operations (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      For the Three Months         For the Year
Dollars in Millions                                                                    Ended December 31,        Ended  December 31,
(except per share amounts)                                                             2001          2000        2001         2000
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                                            $ 12,586      $ 13,910    $ 52,550     $ 55,533

Operating Expenses
    Costs of services and products                                                    3,502         3,546      13,960       12,795
    Access and other connection                                                       2,847         2,960      12,136       13,140
    Selling, general and administrative                                               2,688         2,386      10,832        9,752
    Depreciation and other amortization                                               1,749         1,720       6,865        5,924
    Amortization of goodwill, franchise costs and other purchased intangibles           553         1,232       2,473        2,665
    Net restructuring and other charges                                               1,036         6,232       2,530        7,029
                                                                                ----------------------------------------------------
Total operating expenses                                                             12,375        18,076      48,796       51,305
                                                                                ----------------------------------------------------
Operating income (loss)                                                                 211        (4,166)      3,754        4,228

Other (expense) income                                                               (1,341)         (208)     (8,536)       1,150
Interest expense                                                                        816           964       3,242        2,964
                                                                                ----------------------------------------------------
(Loss) income from continuing operations before income taxes, minority               (1,946)       (5,338)     (8,024)       2,414
    interest, net losses from equity investments, and the cumulative effect of accounting change
(Benefit) provision for income taxes                                                   (718)          752      (3,464)       3,284
Minority interest (expense) income                                                      (52)        4,092         963        4,103
Net (losses) earnings from equity investments                                          (111)           27        (534)        (588)
                                                                                ----------------------------------------------------
(Loss) income from continuing operations                                             (1,391)       (1,971)     (4,131)       2,645
Income from discontinued operations-net of tax                                            -           328         150          536
Gain on disposition of discontinued operations-net of tax                                 -             -      13,503            -
                                                                                ----------------------------------------------------
(Loss) income before the cumulative effect of accounting change                      (1,391)       (1,643)      9,522        3,181
                                                                                ----------------------------------------------------
Cumulative effect of accounting change- net of tax                                        -             -         359            -
Dividend requirements of preferred stock, net                                             -             -         652            -
Premium on Wireless exchange offer                                                        -             -          80            -
                                                                                ----------------------------------------------------
(Losses) earnings available to common shareowners                                  $ (1,391)     $ (1,643)   $  9,149     $  3,181
                                                                                ----------------------------------------------------
AT&T Common Stock Group:
(Losses) earnings                                                                  $ (1,391)     $  1,700    $  9,114      $ 3,105

Weighted-average shares (millions)                                                    3,540         3,756       3,643        3,486
Weighted-average shares and potential common shares (millions)*                       3,540         3,756       3,643        3,545

(Loss) earnings from continuing operations per basic share                         $ (0.39)      $ (0.52)    $ (1.33)      $  0.76
Earnings from discontinued operations per basic share                                    -          0.07        0.03          0.13
Gain on disposition of discontinued operations per basic share                           -             -        3.70             -
Earnings from cumulative effect of accounting change per basic share                     -             -        0.10             -
                                                                                ----------------------------------------------------
(Loss) earnings per basic share                                                    $ (0.39)      $ (0.45)    $  2.50       $  0.89

(Loss) earnings from continuing operations per diluted share                       $ (0.39)      $ (0.52)    $ (1.33)       $ 0.75
Earnings from discontinued operations per diluted share                                  -          0.07        0.03          0.13
Gain on disposition of discontinued operations per diluted share                         -             -        3.70             -
Earnings from cumulative effect accounting of change per diluted share                   -             -        0.10             -
                                                                                ----------------------------------------------------
(Loss) earnings per diluted share                                                  $ (0.39)      $ (0.45)    $  2.50       $   .88
Dividends declared per share                                                       $  0.0375     $  0.0375   $  0.15       $  0.6975

AT&T Wireless Group:
Earnings                                                                           $     -       $ 57        $ 35          $ 76
Weighted-average shares (millions)                                                       -        361         438           361
Weighted-average shares and potential common shares (millions)*                          -        361         797           361
Earnings per basic and diluted share                                               $     -       $  0.16      $ 0.08       $  0.21

*Weighted-average shares assumes dilution from the potential conversion of debt and equity securities and the potential exercise of outstanding stock options and other performance awards. The following table reconciles fourth-quarter and full year 2001 reported loss from continuing operations per diluted share and earnings excluding other expense/income and business restructuring and asset impairment charges per diluted share.


                                                  For the Three Months                  For the
                                                   ended December 31,                  Year ended
                                                           2001                     December 31, 2001
Reported loss from continuing operations
   per diluted share                                     ($0.39)                         ($1.33)

Less reconciling items:

Other (expense) income                                    (0.23)                          (1.03)
Net (losses) earnings from equity investments             (0.03)                          (0.15)
Net restructuring and other charges                       (0.18)                          (0.36)
Premium on Wireless exchange offer                            -                           (0.02)
                                                  --------------------              -----------------
                                                          (0.44)                          (1.56)
Earnings per diluted share from continuing
   operations excluding other expense/income
   and business and restructuring and asset
   impairment charges                                     $0.05                           $0.23




                                   AT&T Group
                       Combined Balance Sheets (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Dollars in Millions                                                                  December 31,     December 31,
(except per share amounts)                                                               2001             2000
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                           $  10,592        $      64
Receivables, less allowances of $827 and $1,185                                         7,736            9,408
Other receivables                                                                       1,645            1,645
Investments                                                                               668            2,102
Deferred income taxes                                                                   1,230              720
Other current assets                                                                      657              781
                                                                                ------------------------------
   Total Current Assets                                                                22,528           14,720

Property, plant & equipment, net of accumulated depreciation of $32,046 and
$28,129                                                                                41,322           41,269
Franchise costs, net of accumulated amortization of $2,501 and $1,664                  42,819           48,218
Goodwill, net of accumulated amortization of $1,307 and $609                           24,675           26,782
Other investments and related advances                                                 23,818           30,875
Prepaid pension costs                                                                   3,337            3,003
Other assets                                                                            6,783            8,160
Net assets of discontinued operations                                                       -           27,224
                                                                                ------------------------------
   TOTAL ASSETS                                                                     $ 165,282        $ 200,251
                                                                                ------------------------------
LIABILITIES
Accounts payable                                                                    $   4,744        $   5,382
Payroll and benefit-related liabilities                                                 2,084            1,991
Debt maturing within one year                                                          12,958           31,838
Liability under put options                                                                 -            2,564
Other current liabilities                                                               5,641            6,200
                                                                                ------------------------------
   Total Current Liabilities                                                           25,427           47,975

Long-term debt                                                                         40,527           33,089
Long-term benefit-related liabilities                                                   3,594            3,670
Deferred income taxes                                                                  28,160           32,054
Other long-term liabilities and deferred credits                                        7,614            4,948
                                                                                ------------------------------
   Total Liabilities                                                                  105,322          121,736

Minority Interest                                                                       3,560            4,841

Company-Obligated Convertible Quarterly Income Preferred Securities of
Subsidiary Trust Holding Solely Subordinated Debt Securities of AT&T                    4,720            4,710

SHAREOWNERS' EQUITY
AT&T Common Stock, $1 par value,  authorized  6,000,000,000  shares;  issued and outstanding  3,542,405,744 (net of 851,746,431  treasury shares) at December 31,
2001, and 3,760,151,185 shares (net of 416,887,452 treasury
shares) at December 31, 2000                                                            3,542            3,760

AT&T Wireless Common Stock, $1 par value, 361,802,200 shares issued and
outstanding 361,802,200 at December 31, 2000                                                -              362

Additional paid-in capital                                                             49,265           57,901
Retained (deficit) earnings                                                              (785)           7,942
Accumulated other comprehensive income                                                   (342)          (1,001)
                                                                                ------------------------------
   Total Shareowners' Equity                                                           51,680           68,964
                                                                                ------------------------------
   TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                                        $ 165,282        $ 200,251
                                                                                ==============================

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional long distance voice services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors and promote remonopolization.

For a more detailed description of the factors that could cause actual results to differ from forecast, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.